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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY OF FILE REPORTS UNDER SECTION 13
                AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER: 0-28652

                        AMERICAN DISPOSAL SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        745 MCCLINTOCK DRIVE, SUITE 230
                           BURR RIDGE, ILLINOIS 60521
                                 (630) 655-1105
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
              (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH
          A DUTY TO FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: One (1)

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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, American Disposal Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          AMERICAN DISPOSAL SERVICES, INC.

Date: October 16, 1998                    By:      /s/ STEVEN M. HELM

                                            ------------------------------------
                                            Name: Steven M. Helm
                                            Title:  Vice President and Secretary